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JOINT FILING AGREEMENT                                                 EXHIBIT 1

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting persons of a statement on Schedule 13G (including any amendments thereto) with respect to the common stock of North Bancshares, Inc. and that this Agreement be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 24th day of November, 2003.


NORTHBROOK INVESTMENTS, LLC


 /s/ David Hokin
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By:    David Hokin
Title: Manager

 /s/ David Hokin
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David Hokin

 /s/ Rob Rubin
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Rob Rubin